EVEREST RE GROUP, LTD.

2003 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

Amendment to May 25, 2005 Restricted Stock Award Agreement

The Restricted Stock Award Agreement between Everest Re Group, Ltd. and Kenneth J. Duffy dated May 25, 2005 is hereby amended as set forth below:

Effective September 21, 2005, Paragraph 3 is amended in its entirety as follows:

“3.          Restriction on Transfer and Forfeiture of Shares. If the Date of Termination (as defined below) does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Covered Shares, the Restricted Period shall begin on the Grant Date. The Restricted Period with respect to each Installment shown on the schedule shall end on the Vesting Date applicable to such Installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	First Anniversary of the Grant Date
1/3 of Covered Shares	Second Anniversary of the Grant Date
1/3 of Covered Shares	Third Anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the participants shall become vested in the Covered Shares and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period as follows:

(a)

The Participant shall become vested in Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s death or disability.

(b)

The Participant shall become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s ceasing to serve as a director (other than for a Termination for Cause): (i) if the Participant has completed at least two full terms as a director and is the age of 65 or older (or at an earlier age with the consent of the Committee); or (ii) after completing at least three full terms as a director.

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph 3, the Participant shall forfeit the unvested Covered Shares as of a Date of Termination that occurs during the Restricted Period, unless the Committee shall determine in a particular case that such forfeiture would not be in the best interest of the Corporation. For purposes of this paragraph, “Date of Termination” shall mean the termination of service as a director for any reason whatsoever, whether voluntary or involuntary, and Termination for Cause shall mean the removal for cause of a director as authorized by the Corporation’s Bye-laws.”

Everest Re Group, Ltd.

By:	/s/ JOSEPH A. GERVASI
Joseph A. Gervasi Senior Vice President

/s/ KENNETH J. DUFFY
Kenneth J. Duffy

Dated: September 21, 2005